Exhibit 99.2

Harvard Ave Acquisition Corporation Announces Closing of $145,000,000 Initial Public Offering

New York, NY, Oct. 24, 2025 (GLOBE NEWSWIRE) -- Harvard Ave Acquisition Corporation (Nasdaq: HAVAU) (the “Company”) announced today the closing of its initial public offering of 14,500,000 units at $10.00 per unit. The gross proceeds from the offering were $145 million before deducting underwriting discounts and estimated offering expenses. The units were listed on the Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “HAVAU” on October 23, 2025. Each unit consists of one Class A ordinary share and one right to receive one-tenth of one Class A ordinary share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on Nasdaq under the symbols “HAVA” and “HAVAR”, respectively.

The Company is a blank check company incorporated as an exempted company under the laws of the Cayman Islands, which will seek to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While it may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus on industries or sectors that complement the management team’s background.

D. Boral Capital LLC acted as the sole book-running manager in the offering.

Robinson & Cole LLP served as legal counsel to the Company. Winston & Strawn LLP served as legal counsel to D. Boral Capital LLC.

A registration statement on Form S-1 (333-284826) relating to these securities has been filed with the Securities and Exchange Commission (“SEC”), and was declared effective on September 30, 2025. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, by telephone at +1 (212) 970-5150, by email at info@dboralcapital.com, or from the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the registration statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov.

Contact Information:

Harvard Ave Acquisition Corporation
Sung Hyuk Lee
Chief Executive Officer

3rd Floor, 166 Yeongsin-ro
Yeongdengpo-gu, Seoul, 07362
Email: sunghyuk.lee23@gmail.com